Exhibit 3.1

ARTICLES OF INCORPORATION

OF

CRESCENT BANKING COMPANY

ARTICLE ONE

Name

The name of the Corporation is Crescent Banking Company.

ARTICLE TWO

Authorized Shares

Section 2.1. The Corporation shall have authority to be exercised by the Board of Directors to issue not more than 2,500,000 shares of common voting stock (“Common Stock”), par value $1.00 per share, and 1,000,000 shares of preferred stock (“Preferred Stock”), par value $1.00 per share.

Section 2.2. The shares of Common Stock shall have unlimited voting rights and shall be entitled, subject to any preferences of any Preferred Stock then outstanding, to receive the net assets of the Corporation upon dissolution.

Section 2.3. Subject to the provisions of these Articles of Incorporation and to the provisions of the Georgia Business Corporation Code (the “Corporation Code”), the Board of Directors may determine (a) the preferences, limitations and relative rights of any class of shares of Preferred Stock and (b) the preferences, limitations and relative rights of one or more series of Preferred Stock within a class, prior to the issuance of any shares of such class or series.

ARTICLE THREE

Limitation of Director Liability

Section 3.1. A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, except for liability (i) for any appropriation, in violation of his duties, of any business opportunity of the Corporation, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) of the types set forth in Section 14-2-832 of the Corporation Code, or (iv) for any transaction from which the director derived an improper personal benefit.

Section 3.2. Any repeal or modification of the provisions of this Article by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation with respect to any act or omission occurring prior to the effective date of such repeal or modification.

Section 3.3. If the Corporation Code is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Corporation Code.

Section 3.4. In the event that any of the provisions of this Article (including any provision within a single sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law.

ARTICLE FOUR

Constituency Considerations

In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the Corporation, the Board of Directors, committees of the Board of Directors, and individual directors, in addition to considering the effects of any action on the Corporation or its shareholders, may consider the interests of the employees, customers, suppliers, and creditors of the Corporation and its subsidiaries, the communities in which offices or other establishments of the Corporation and its subsidiaries are located, and all other factors such directors consider pertinent; provided, however, that this article shall be deemed solely to grant discretionary authority to the directors and shall not be deemed to provide to any constituency any right to be considered.

ARTICLE FIVE

Corporate Governance

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of the Board of Directors and shareholders:

Section 5.1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 5.2. The Board of Directors shall consist of not less than three nor more than twenty-one directors. The exact number of directors shall be determined from time to time by resolution adopted by the affirmative vote of a majority of the Board of Directors. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial Board of Directors shall consist of five members, whose names, addresses and classes are as follows:

Class I

Michael W. Caton

Crescent Bank and Trust Company

1200 Appalachian Highway

Jasper, Georgia

Class II

Arthur Howell

Crescent Bank and Trust Company

1200 Appalachian Highway

Jasper, Georgia

Michael W. Lowe

Crescent Bank and Trust Company

1200 Appalachian Highway

Jasper, Georgia

Class III

L. Edmund Rast

Crescent Bank and Trust Company

1200 Appalachian Highway

Jasper, Georgia

Edwin M. Steinmann

Crescent Bank and Trust Company

1200 Appalachian Highway

Jasper, Georgia

Section 5.3. (a) The directors designated as members of Class I in Section 5.2 shall hold office until the annual meeting of shareholders to be held in 1992, the directors designated as members of Class II in Section 5.2 shall hold office until the annual meeting of shareholders to be held in 1993, and the directors designated as members of Class III in Section 5.2 shall hold office until the annual meeting of shareholders to be held in 1994. At each annual meeting of shareholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. Directors shall serve until the expiration of their terms and until their successors have been elected and qualify, subject to the director’s prior death, resignation, disqualification or removal from office.

(b) If the number of directors is changed in accordance with the terms of these Articles of Incorporation, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible.

Any vacancy on the Board of Directors that results from a newly created directorship, and any other vacancy occurring on the Board of Directors, shall be filled by the affirmative vote of a majority of the Board of Directors then in office, although less than a quorum, or by a sole remaining director. A director of any class elected by the Board of Directors to fill a vacancy shall hold office until the next annual meeting of shareholders. A director of any class elected by the shareholders to fill a vacancy shall hold office for a term that shall coincide with the remaining term of that class. In no case will a decrease in the number of directors shorten the term of any incumbent director. The election of directors need not be by written ballot unless the Corporation’s Bylaws so require.

Section 5.4. The shareholders shall not have the right to remove any one or all of the directors except for cause and by the affirmative vote of the holders of at least 66 and  2/3% of the outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (“Voting Stock”) that are not beneficially owned (as defined in Article Six) by any Interested Shareholder (as defined in Article Six).

Section 5.5. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred stock that may be authorized in the future and issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of that class or series (“Preferred Stock Designation”) as determined by the shareholders or by the Board of Directors, and such directors so elected shall serve annual terms and shall not be divided into classes pursuant to Section 5.2 except as expressly provided by the Preferred Stock Designation for that class or series.

Section 5.6. In addition to the powers and authority herein or by statute expressly conferred upon them, the directors are herby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the Corporation Code, these Articles of Incorporation and any Bylaws adopted by the shareholders; provided, however, that no Bylaws hereafter adopted by the shareholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

Section 5.7. No action shall be taken by shareholders of the Corporation except at an annual or special meeting of shareholders of the Corporation or by unanimous written consent and the right of shareholders to act by less than unanimous written consent in lieu of a meeting is specifically denied. Unless otherwise prescribed by law, special meetings of shareholders, for any purpose or purposes, may be called only by (i) the Chairman of the Board of Directors of the Corporation, (ii) the President of the Corporation, (iii) the Secretary of the Corporation at the request in writing of a majority of the Board of Directors, or (iv) the Secretary of the Corporation at the request in writing of the holders of at least 66 and  2/3 % of the outstanding shares of Voting Stock that are not beneficially owned by any Interested Shareholder.

Section 5.8. The Board of Directors shall have concurrent power with the shareholders as set forth in these Articles of Incorporation to make, alter, amend, change, add to or repeal the Bylaws of the Corporation. The Board of Directors may amend the Bylaws of the Corporation upon the affirmative vote of the number of directors required, under the terms of the Bylaws, to take action of the Board of Directors; provided, however, that any amendment, addition or repeal of any provision of the Bylaws regarding indemnification of the directors, officers, employees or agents of the Corporation shall require the affirmative vote of a majority of the Disinterested Directors. Shareholders may not amend the Bylaws of the Corporation except upon the affirmative vote of the holders of at least 66 and  2/3% of the outstanding shares of Voting Stock that are not beneficially owned by any Interested Shareholder, except that the affirmative vote of the holders of only a majority to the Bylaws approved by the Board of Directors if at least two-thirds ( 2/3) of the directors then in office are Disinterested Directors.

ARTICLE SIX

Business Combinations

Section 6.1. Notwithstanding any other provision of these Articles of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, and in addition to any affirmative vote required of the holders of any particular class or series of Voting Stock by law, by these Articles of Incorporation or by any Preferred Stock Designation, the affirmative vote of the holders of at least 66 and  2/3% of the outstanding shares of the Voting Stock not beneficially owned (as defined below) by any Interested Shareholder (as defined below), shall be required for the approval or authorization of any Business Combination (as defined below); provided, however, that such voting requirement shall not be required, and such Business Combination shall require only such affirmative vote as is required by law, by any other provision of these Articles of Incorporation or by any Preferred Stock Designation, if:

(a) The Business Combination was approved by the Board of Directors of the Corporation either:

(1) prior to the date that such Interested Shareholder became the beneficial owner (as defined below) of fifteen percent (15%) or more of the Voting Stock; or

(2) after such date, but only if at least two-thirds ( 2/3) of the directors are Disinterested Directors (as defined below); or

(b) All of the following conditions are satisfied:

(1) the Business Combination involves a merger or consolidation of the Corporation or a statutory share exchange and the consideration to be received per share by holders of Voting Stock in the Business Combination is either cash or, at the option of such holders of Voting Stock if the Interested Shareholder acquired the majority of its holdings of Voting Stock for a form of consideration other than cash, cash or the same form of consideration as that for which the Interested Shareholder acquired such majority; and

(2) the amount of cash or the Fair Market Value (as defined below and as adjusted for stock splits, stock dividends, reclassifications of shares into a lesser number of shares, and similar events) of the property, securities, or Other Consideration (as defined below) to be received per share by holders of the Common Stock is not less than the greatest of (i) the highest per share price (including brokerage commissions, soliciting dealers’ fees, and transfer taxes) paid by such Interested Shareholder in acquiring any of its holdings of Common Stock during the two-year period immediately prior to the date of the first public announcement of such Business Combination; (ii) an amount that bears the same or greater percentage relationship to the Fair Market Value of the Common Stock on the date of the first public announcement of such Business Combination as the highest per share price determined in (2)(i) above bears to the Fair Market Value of the Common Stock on the date on which the Interested Shareholder first became an Interested Shareholder; or (iii) the earnings per share of the Common Stock for the four consecutive quarters immediately preceding the Announcement Date, multiplied by the higher of the then price earnings multiple (if any) of such Interested Shareholder or the highest price earnings multiple of the Corporation during the two years immediately preceding the Announcement Date (for purposes of this subsection, a purchase of the common stock of Crescent Bank and Trust Company by an Interested Shareholder shall be treated as though it were a purchase of Common Stock); and

(3) if applicable, the amount of cash or the Fair Market Value (as adjusted for stock splits, stock dividends, reclassifications of shares into a lesser number of shares, and similar events) of the property, securities, or Other Consideration to be received per share by holders of shares of any class of Voting Stock, other than Common Stock, is not less than the greatest of (i) the highest per share price (including brokerage commissions, soliciting dealers’ fees, and transfer taxes) paid by such Interested Shareholder in acquiring any of its holdings of such class of Voting Stock during the two-year period immediately prior to the date of the first public announcement of such Business Combination; (ii) if applicable, an amount that bears the same or greater percentage relationship to the Fair Market Value of such class of Voting Stock on the date of the first public announcement of such Business Combination as the highest per share price determined in (3)(i) above bears to the Fair Market Value of such Voting Stock on the date on which the Interested Shareholder first became an Interested Shareholder; or (iii) if applicable, the highest preferential amount per share to which holders of such class of Voting Stock would be entitled in the event of voluntary or involuntary liquidation of the Corporation; and

(4) after such Interested Shareholder has become an Interested Shareholder but prior to the consumption of such Business Combination, (i) there shall have been (A) no failure to declare and pay at the regular date therefor any quarterly dividends (whether or not cumulative) on any outstanding preferred stock, and (B) no reduction in the annual rate of dividends paid on the Common Stock (after giving effect to any reclassification, including any reverse stock split, recapitalization, reorganization, or similar transaction that has the effect of enlarging or reducing the number of outstanding shares of Common Stock), unless such reduction has been approved by the Board of Directors, at least two-thirds ( 2/3) of the members of which are Disinterested Directors; (ii) such Interested Shareholder shall not have become the beneficial owner of any additional shares of Voting Stock of the Corporation, except as part of the transaction that resulted in such Interested Shareholder becoming an Interested Shareholder, or upon conversion of convertible securities acquired by it prior to becoming an Interested Shareholder, or as a result of a pro rata stock dividend or stock split; and (iii) such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges, or other financial assistance, or of any tax credits or other tax advantages provided by the Corporation or any Subsidiary (as defined below); and

(5) a proxy statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended (“1934 Act”), and the rules and regulations thereunder (or any subsequent provisions replacing such act, rules, and regulations), whether or not the Corporation is then subject to such requirements, is mailed at least thirty (30) days prior to the consummation of such Business Combination to the public shareholders of the Corporation for the purpose of soliciting shareholder approval of such Business Combination, and contains at the front thereof in a prominent place (i) any recommendations as to the advisability (or inadvisability) of the Business Combination that the Disinterested Directors, if any, may choose to state, and (ii) the opinion of a reputable investment banking firm as to the fairness (or not) of such Business Combination from a financial point of view to the Corporation’s remaining public shareholders (such investment banking firm to be engaged solely on behalf of the remaining public shareholders, to be paid a reasonable fee for its services by the Corporation upon receipt of such opinion, to be an investment banking firm which has not previously been associated with such Interested Shareholder, and, if there are at the time any such directors, to be selected by a majority of the Disinterested Directors).

Section 6.2. For purposes of this Article Six:

(a) the term “Business Combination” shall mean:

(1) any merger or consolidation of the Corporation or any Subsidiary with or into an Interested Shareholder, any merger or consolidation of an Interested Shareholder with or into the Corporation or any Subsidiary, or any statutory share exchange with respect to any class or series of Voting Stock of the Corporation or any Subsidiary;

(2) any sale, lease, exchange, transfer, or other disposition (whether in one transaction or in a series of related transactions) including without limitation, the mortgage of or the use of any other security device relating to all or any Substantial Part (as defined below) of the assets of the Corporation (including, without limitation, any voting securities of any Subsidiary) or of any Subsidiary to an Interested Shareholder;

(3) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in either one transaction or a series of related transactions) of all or any Substantial Part of the assets of an Interested Shareholder to the Corporation or any Subsidiary;

(4) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation if, as of the record date for the determination of shareholders entitled to vote with respect thereto, any person is an interested Shareholder;

(5) the issuance of or transfer by the Corporation or any Subsidiary (in one transaction or in a series of related transaction) of any securities of the Corporation or any Subsidiary to an Interested Shareholder;

(6) the acquisition by the Corporation or any Subsidiary of any securities of an Interested Shareholder;

(7) any reclassification of securities (including any reverse stock split), recapitalization or reorganization of the Corporation, merger or consolidation of the Corporation with any of its Subsidiaries, or any similar transaction (whether or not or into or otherwise involving an Interested Shareholder) that has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity securities of the Corporation or any Subsidiary which is, directly or indirectly, owned by any Interested Shareholder;

(8) any loan or other extension of credit by the Corporation or any Subsidiary to an Interested Shareholder, and any guarantees by the Corporation or any Subsidiary of any loan or other extension of credit by any person to an Interested Shareholder; and

(9) any transaction or related series of transactions having directly or indirectly, the same effect as any of the foregoing.

(b) The term “person” shall mean any individual, firm, group, corporation, partnership, association, trust or other entity (as such terms were used on October 15, 1991 for purposes of Regulation 13D-G under the 1934 Act).

(c) The term “Interested Shareholder” shall mean:

(1) any person (other than the Corporation, any Subsidiary or any employee benefit plan of the Corporation or any Subsidiary) who or which, together with its “Affiliates” and “Associates” (as such terms were defined on October 15, 1991 in Rule 12b-2 promulgated under the 1934 Act) and any persons acting in concert with them, is the beneficial owner of fifteen percent (15%) or more of the outstanding shares of the Voting Stock;

(2) any Affiliate, Associate, representative or person acting in concert with any person described in the foregoing subparagraph (c)(1) of this Section 6.2;

(3) any Affiliate of the Corporation that, at any time within the two-year period immediately prior to the date in question, was the beneficial owner, directly or indirectly, of fifteen percent (15%) or more of the Voting Stock (for purposes of this subsection, Voting Stock shall be deemed to include the outstanding common stock of Crescent Bank and Trust Company); and

(4) any person who is an assignee of, or has otherwise succeeded to, any shares of Voting Stock that were at any time within the two-year period immediately prior to the date in question, beneficially owned by any Interested Shareholder, if such assignment or succession occurred in the course of a transaction or series of transactions not involving a “public offering,” within the meaning of the Securities Act of 1933, as amended, (for purposes of this subsection, Voting Stock shall be deemed to include the common stock of Crescent Bank and Trust Company). Without limitation, any person that has the right to acquire any shares of Voting Stock pursuant to any agreement, or upon exercise of conversion rights, warrants, or options, or otherwise, shall be deemed a beneficial owner of such shares for purposes of determining whether such person or group, individually or together with its Affiliates and Associates, is an Interested Shareholder, but the number of shares deemed to be outstanding pursuant to this paragraph (c) of Section 6.2 shall not include any other shares of Voting Stock that may be issuable pursuant to any agreement, arrangement, or understanding, or upon exercise of conversion rights, warrants, or options, or otherwise.

(d) The term “Substantial Part” shall mean more than ten percent (10%) of the total consolidated assets of the corporation in question as of the end of the most recent fiscal year ending prior to the time the determination is being made.

(e) The term “Subsidiary” shall mean any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of an Interested Shareholder set forth in Paragraph (c) of this Section 6.2, the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

(f) For the purposes of subparagraphs (b)(2) and (b)(3) of Section 6.1, the term “Other Consideration” shall include, without limitation, Common Stock and, if applicable, shares of any other class of Voting Stock, retained by its existing public shareholders in the event of a Business Combination with such Interested Shareholder in which the Corporation is the surviving corporation.

(g) The term “Disinterested Director” shall mean any person who:

(1) is not affiliated, associated or otherwise a representative of or acting in concert with an Interested Shareholder and who was a member of the Corporation’s Board of Directors prior to the time the Interested Shareholder became an Interested Shareholder; or

(2) any successor to a Disinterested Director who is not affiliated with an Interested Shareholder and who was (i) elected as a director or (ii) recommended (and continued to be recommended at all times before such person’s initial election as a director) for election as a director by the shareholders by a majority of the Board of Directors, if at least two-thirds ( 2/3) of the directors were Disinterested Directors at the time of such election or recommendation.

(h) The term “Fair Market Value” shall mean:

(1) in the case of stock, the highest closing sale price during the thirty-day period immediately preceding the date in question of a share of such stock on the principal United States securities exchange registered under the 1934 Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sale price with respect to a share of such stock during the thirty-day period preceding the date in question on the National Market List of the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or, if such stock is not listed on any such exchange and no such quotations are available, the fair market value on the date in question of a share of such stock, as determined by the Board of Directors if at least a majority of the directors are Disinterested Directors or by the members of the Board of Directors who are Disinterested Directors if less than a majority of the Board of Directors; and

(2) in the case of property other than cash or stock, the fair market value of such property on the date in question, as determined by the Board of Directors if at least a majority of directors are Disinterested Directors or by the members of the Board of Directors who are Disinterested Directors if less than a majority of the Board of Directors.

(i) The term “beneficial owner” shall have the meaning set forth as of October 15, 1991 in Rule 13d-3 promulgated under the 1934 Act and a person shall “beneficially own” securities of which it is the beneficial owner.

(j) In the event any paragraph (or portions thereof) of this Article Six shall be found to be invalid, prohibited, or unenforceable for any reason, the remaining provisions (or portions thereof) of this Article Six shall be deemed to remain in full force and effect and shall be construed as if such invalid, prohibited, or unenforceable provisions had been stricken herefrom or otherwise rendered inapplicable, it being the intent of the Corporation and its shareholders that each remaining provision (or portion thereof) of this Article Six remain to the fullest extent permitted by law, applicable and enforceable as to all shareholders, including interested Shareholders, notwithstanding any such finding.

Section 6.3. A majority of the Board of Directors, if at least two-thirds ( 2/3) are Disinterested Directors, shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article Six, including, without limitation:

(a) whether a person is an Interested Shareholder;

(b) the number of shares of Voting Stock beneficially owned by any person;

(c) whether a person is affiliated, associated, a representative of or otherwise acting in concert with, another person; and

(d) whether the applicable conditions set forth in Paragraph (b) of Section 6.2 have been met with respect to any Business Combination.

Section 6.4. Nothing contained in this Article Six shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

ARTICLE SEVEN

Registered Office and Agent

The initial registered office of the Corporation is located at 1200 Appalachian Highway, Jasper, Pickens County, Georgia 30143. The initial registered agent of the Corporation at its registered office is Michael W. Caton.

ARTICLE EIGHT

Incorporator

The name and address of the incorporator is as follows:

Gilbert H. Davis

Alston & Bird

One Atlantic Center

1201 West Peachtree Street

Atlanta, Georgia 30309-3424

ARTICLE NINE

Principal Office

The mailing address of the initial principal office of the Corporation is P. O. Box 668, Jasper, Georgia 30143.

ARTICLE TEN

Amendments

The Corporation reserves the right to amend, alter or repeal any provision contained in these Articles of Incorporation. Amendments, alterations or repeals of any provision of these Articles of Incorporation other than Articles Three, Four, Five and Six or this Article Ten shall be effected only by the affirmative vote of the holders of a majority of the shares entitled to vote thereon and of a majority of the shares of each class entitled to vote as a class thereon, as prescribed in the Corporation Code. Notwithstanding any other provisions of these Articles of Incorporation or the Corporation’s Bylaws or any provision of law that otherwise might permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of stock required by law, by these Articles of Incorporation or by any Preferred Stock Designation, the provisions set forth in Articles Three, Four, Five and Six of these Articles of Incorporation and this Article Ten may not be amended, altered or repealed in any respect, and no provision may be added to these Articles of Incorporation limiting the effect of Articles Three, Four, Five or Six or this Article Ten, unless such action is approved by the affirmative vote of the holders of at least 66 and  2/3% of the outstanding Voting Stock, excluding from the number of shares deemed to be outstanding and from such vote on such amendment, alteration or repeal all shares owned beneficially by any Interested Shareholder; provided, however, that such special voting requirements shall not apply to, and such special votes shall not be required for, any amendment, alteration or repeal recommended by the Board of Directors if two-thirds ( 2/3) of the directors then in office are Disinterested Directors.

IN WITNESS WHEREOF, the undersigned executes these Articles of Incorporation this 19th day of November, 1991.

/s/ Gilbert H. Davis
Gilbert H. Davis
Incorporator

ALSTON & BIRD

One Atlantic Center

1201 West Peachtree Street

Atlanta, Georgia 30309-3424

(404) 881-7396